Exhibit 99.1

102 Duffy Avenue, Hicksville, NY 11801 • Phone: (516) 683-4420 • www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor and Media Contact:	Salvatore J. DiMartino
(516) 683-4286

NEW YORK COMMUNITY BANCORP, INC. PROMOTES JULIE SIGNORILLE-BROWNE TO

SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Hicksville, N.Y., September 6, 2023 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today announced the appointment of Julie Signorille-Browne as Senior Executive Vice President and Chief Operating Officer. Ms. Signorille-Browne joined the Company in 2021 as Executive Vice President and Chief Administrative Officer and has more than three decades of experience in bank operations, process improvement, and M&A integration. Prior to joining the Company, she was Executive Vice President and Chief Operating Officer of the consumer bank at Citizens Financial Group, where she was responsible for consumer banking operations.

Thomas R. Cangemi, President and Chief Executive Officer, stated, “In the two years since Julie has been with the Company, she has been a key part of the executive leadership team and been integral to our success. She is a highly motivated and results driven individual, as well as a strong leader with a proven track record of success. I am confident that Julie will continue to be a positive force at the new Flagstar.”

In addition to her current duties, which mainly include managing all retail banking operations, corporate real estate management and shared services, commercial loan servicing operations, and the customer contact center, Ms. Signorille-Browne will also be responsible for information technology and human resources and will have oversight of both the Flagstar and Signature Bank conversions.

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York with regional headquarters in Troy, Michigan. At June 30, 2023, the Company had $118.8 billion of assets, $84.9 billion of loans, deposits of $88.5 billion, and total stockholders’ equity of $11.1 billion.

Flagstar Bank, N.A. operates 436 branches, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators. In addition, the Bank has 132 private banking teams located in over 10 cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.

New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the 2nd largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 8th largest bank originator of residential mortgages for the 12-months ending June 30, 2023, while we are the industry’s 5th largest sub-servicer of mortgage loans nationwide, servicing 1.6 million accounts with $426 billion in unpaid principal balances. Additionally, the Company is the 2nd largest mortgage warehouse lender nationally based on total commitments.